ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

MAG-WELL, INC.

Pursuant to the provisions of Article 4.04 the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Article of Incorporation.

ARTICLE I

The name of the corporation is "Mag-Well, Inc."

ARTICLE II

The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on May 21, 1990: Article IV of the Articles of Incorporation are hereby amended to read as follows: Article IV The authorized stock of the corporation may not be changed without the affirmative vote of 100% of the outstanding stock of the corporation.

(1) The shares of the corporation's capital stock which are authorized but unissued, if any, may be issued by the corporation at such times, for such prices or other consideration (but not less than the par value of such shares) and upon such other terms and conditions as may be determined by a majority of a quorum of the Board of Directors of the corporation, in their sole discretion, at any regular or special meeting of the Board called and held in conformity with the by-laws of the corporation, subject to applicable statutory provisions of the State of Texas.

(2) The holder of any Common Stock of the corporation shall be entitled to preemptive rights, upon any future sale or issue of any additional shares of stock or other security of any class of the corporation, whether now" or hereafter authorized, or whether issued for cash, property, or services, or as a dividend or otherwise.

(3) Subject to applicable statutory provisions of the State of Texas, the corporation shall have the right to purchase shares of its stock in the open market.

(4) It is expressly provided that there shall be cumulative voting of the shares of the capital stock of this corporation, whether now or hereafter authorized, for the election of the Directors thereof.

(5) Unless otherwise required by the Texas Business Corporation Act, as amended from time to time, any contract or act that shall be approved or ratified by the vote of a majority of a quorum of the voting shares of the corporation represented in person or by proxy at any shareholders' meeting shall be as valid and binding upon the corporation and upon all of the shareholders as if it had been approved or ratified by every shareholder.

(6) Any director or the entire Board of Directors may be removed from office, either for or without cause, at any special meeting of shareholders by the affirmative vote of a majority in number of shares of the shareholders present in person or by proxy and entitled to vote, if notice of the intention to act upon such matter shall have been given in the notice calling such meeting. If the notice calling such meeting shall so provide, the vacancy caused by such removal may be filled at such meeting by affirmative vote of a majority of the shares of the shareholders present in person or by proxy and entitled to vote.

ARTICLE III

Further, the following additional amendments to the Articles of incorporation were adopted by the Shareholders of the corporation on May 21, 1990: The Articles of Incorporation are hereby amended by adding the following provision is to the Articles of Incorporation by and through this amendment as follows:

ARTICLE X

Section 1. Interest of Directors in Contracts. No contract or other transaction (i) between the corporation and one or more of its directors, or (ii) between the corporation and any firm of which one or more of its directors are members or employees or in which they are otherwise interested, or (iii) between the corporation and any corporation or association in which one or more of its directors are shareholders, members, directors, officers, or employees or in which they are otherwise interested, shall be void or voidable by reason of such directorship in this corporation or such interest in such other firm, corporation, or association, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of this corporation which acts upon or in reference to such contract or transaction and notwithstanding his or their participation in such action, if (i) the fact of such interest shall be disclosed or known to the Board of Directors of this corporation and the Board of Directors shall authorize, approve or ratify such contract or transaction by a vote of a majority of the directors present, such interested director or directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority necessary to carry such vote, or if (ii) the fact of such interest shall be disclosed or known to the shareholders and the shareholders, by written consent or by vote of holders of record of a majority of all the outstanding shares of stock entitled to vote, shall authorize, approve, or ratify such contract or transaction; nor shall any director be liable by reason of such directorship or interest in this corporation for any profits realized by or from or through any such transaction or contract of this corporation so authorized, ratified or approved. Nothing herein contained shall create liability in the events described above or prevent the authorization, ratification, or approval of such transactions or contracts in any other manner permitted by law. This section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 2. Liability of Directors in Certain Cases.

A director shall not be liable for his acts as such if he is excused from liability under Section B, Section C, Section D, Section E and Section F of Article 2.41 of the Texas Business Corporation Act, and, in addition, to the, fullest extent permitted by the Act, each officer, director, and member of any executive committee shall, in the discharge of any duty imposed or power conferred upon him by the corporation, be fully protected from liability to the corporation or other-wise if, in the exercise of ordinary care, he acted in good faith in reliance upon the books of account or reports made to the corporation by any of its officers, directors; agents, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by such committee, or in reliance upon other records of the corporation.

Section 3. Indemnification of Directors and Officers.

To the fullest extent permitted by law, the corporation shall indemnify each present and future director and officer, his heirs, executors, and administrators, against expenses and liabilities incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a director or officer of this corporation, or, at its request, of any other corporation of which it is a stockholder or creditor and from which he is not entitled to be indemnified (whether or not he continues to be such officer or director at the time of incurring such expense), such expenses to include, but not to be limited to, court costs and attorneys' fees, and the cost of reasonable settlement (other than amounts paid to the corporation itself). The corporation shall not, however, indemnify such director or officer with respect to matters as to which he shall admit that the claim made against him is just or as to which he shall be finally adjudged in any such action, suit or proceeding to be liable for his own knowing or intentional misconduct; and in the event of a settlement, such indemnification shall be provided in connection with such matters covered by the settlement as to which the corporation is advised by its counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may be entitled by law under Article 2.02-1 of the Texas Business Corporation Act, contract, or by the by-laws of the corporation.

ARTICLE XI

Each shareholder of this corporation in accepting the status of shareholder agrees to be bound by the terms of a Stockholder-Cross Purchase Agreement entered into between all the Shareholders and the corporation which shall restrict the transfer, sale and assignment of all the shares of common stock of this corporation owned by every shareholder. The provisions of this Article may not be amended, revoked, or ,altered in any way without the favorable vote of 100% of the "outstanding common stock of the corporation"; however, the Board of Directors of the corporation with the written consent of holders of 100% of the shares at the time outstanding may irrevocably waive the application of this Article as to any specific shareholder of the corporation. The provisions of this Article may be specifically enforced in any Court of competent jurisdiction inasmuch as the shares of this corporation are unique. Each certificate representing shares of this corporation's stock shall bear the following legend which shall be notice of this Article:

"BY AGREEMENT AMONG THE CORPORATION AND ITS SHAREHOLDERS, RESTRICTIONS HAVE BEEN PLACED UPON THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE CORPORATION WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE, A COPY OF THAT AGREEMENT."

Such certificates shall be endorsed on the front thereof as follows: "SEE RESTRICTIONS ON TRANSFER HEREOF ON REVERSE SIDE."

ARTICLE IV

The number of shares of the corporation outstanding at the time of such adoption was 10,000 shares; and the number of shares of the corporation entitled to vote thereon was 10,000 shares.

ARTICLE V

The number of shares of the corporation voting for such amendment was 10,000; and the number of shares of the corporation voting against such amendment was zero.

Effective the 21st day of May, 1990, but executed on this the 26 day of 1990.

Attest:

Mag-Well, Inc

By: /s/John Corney

President

By: /s/James L. Hall

Secretary

STATE OF TEXAS

COUNTY OF HIDALGO

The undersigned Notary Public hereby certifies that on this 26th day of November, 1990, personally appeared before me John Corney and James L. Hall, respectively, the President and Secretary of Mag-Well, Inc., who, each being by me first duly sworn, declared that they signed the foregoing document in the capacities therein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year first above written. Notary Public, State of Texas

/s/Juanita Silva

My Commission Expires: 1-2-93